UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2025

HYPERION DEFI, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38365	47-1178401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23461 South Pointe Drive, Suite 390, Laguna Hills, CA 92653

(Address of Principal Executive Offices, and Zip Code)

(833) 393-6684

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Common stock, par value $0.0001 per share	HYPD	The Nasdaq Stock Market (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 27, 2025, Hyperion DeFi, Inc. (“Hyperion” or the “Company”) entered into a Joint Validator Operators’ Agreement (the “Joint Validator Agreement”) with Kinetiq Research Pte. Ltd. (“Kinetiq Group”) and Pier Two Pty Ltd (“Pier Two”), effective retroactively to June 25, 2025. The Joint Validator Agreement formalizes the parties’ collaboration in jointly operating a co-branded validator node (“Kinetiq × Hyperion” or “KxH Node”) on the Hyperliquid Layer-1 blockchain (“Hyperliquid”).

Under the Joint Validator Agreement, Hyperion initiated the validator with 10,000 HYPE and agreed to provide staking capital from its treasury of HYPE tokens, so that the validator enters Hyperliquid’s active set of validators and it is eligible to produce and attest blocks in the Hyperliquid consensus protocol. Kinetiq Group will contribute validator operations support, smart contract infrastructure, and stake-routing tooling via its liquid staking protocols, and Pier Two will host and manage the validator infrastructure, including uptime, monitoring and security, and will maintain ISO/IEC 27001 and SOC 2 compliance.

The Joint Validator Agreement outlines shared responsibilities for validator operations, governance, incident response, and performance monitoring. It includes a revenue-sharing arrangement whereby staking commissions and other validator-level rewards are allocated among Hyperion, Kinetiq Group and Pier Two, with specific overrides for referred delegations. The Joint Validator Agreement also includes provisions for key management and quorum-based control of validator cryptographic material; service level obligations and remedies for performance shortfalls; and risk management and indemnification for slashing events or operational failures.

The Joint Validator Agreement is effective for an initial term of one year and will automatically renew annually unless terminated by any party with 90 days’ notice. The agreement may also be terminated by any party for an event of default after a cure period; by any non-affected party if a force majeure event continues for more than a specified number of consecutive calendar days and materially impairs another party’s ability to carry out its obligations under the Joint Validator Agreement; and by Hyperion, at any time in its sole discretion, if the KxH Node remains unable to meet a specified active stake or falls out of the active set.

The preceding description of the Joint Validator Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Joint Validator Agreement, which is expected to be filed as an exhibit to the Company’s next Annual Report on Form 10-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In addition, the previously announced resignation of Michael Rowe, the Company's former chief executive officer, will take effect on November 1, 2025.

Item 7.01. Regulation FD Disclosure.

On October 29, 2025, the Company issued a press release announcing entry into the HAUS Agreement (as defined below). A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

The information in Item 7.01 of this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

On October 28, 2025, the Company entered into a Hype Asset Use Service Agreement (the “HAUS Agreement”) with Felix Foundation (“Felix”) to support the deployment of a perpetual futures market on the Hyperliquid protocol.

Under the HAUS Agreement, Hyperion will allocate 500,000 HYPE tokens (the native token of Hyperliquid) to a multi-signature wallet controlled jointly by Hyperion and Felix. These tokens will be staked to satisfy the HIP-3 deployment requirements for launching a perpetual futures market (“HIP-3 Market”). Hyperion will retain full ownership of the allocated HYPE tokens, and Felix is prohibited from transferring, encumbering, or otherwise alienating the allocated HYPE tokens.

Under the HAUS Agreement, which has an initial term of 52 weeks and is automatically renewable for successive 26-week periods unless terminated with 30 days’ notice, Hyperion will receive a share of HIP-3 Market revenues based on trading volume tiers, plus 100% of staking rewards.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated October 29, 2025.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERION DEFI, INC.

Date: October 31, 2025	/s/ Hyunsu Jung
Hyunsu Jung
Interim Chief Executive Officer